UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☐                             Filed by a Party other than the Registrant  ☒

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under Rule 14a-12

SOTHEBY’S

(Name of the Registrant as Specified In Its Charter)

THIRD POINT LLC

THIRD POINT OFFSHORE MASTER FUND L.P.

THIRD POINT ULTRA MASTER FUND L.P.

THIRD POINT PARTNERS L.P.

THIRD POINT PARTNERS QUALIFIED L.P.

THIRD POINT REINSURANCE CO. LTD.

LYXOR/THIRD POINT FUND LIMITED

THIRD POINT ADVISORS LLC

THIRD POINT ADVISORS II LLC

DANIEL S. LOEB

HARRY J. WILSON

OLIVIER REZA

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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This filing contains screenshots of and text from a website, www.ValueSothebys.com, launched by Third Point LLC (“Third Point”) on April 9, 2014.

***

On March 28, 2014, Third Point, certain of its affiliates and associates, Mr. Harry J. Wilson, and Mr. Olivier Reza (the “Group”) filed with the Securities and Exchange Commission (the “SEC”) and began distributing to Sotheby’s stockholders a definitive proxy statement (the “Proxy Statement”) in connection with Sotheby’s 2014 annual meeting of stockholders. THIRD POINT STRONGLY ADVISES ALL STOCKHOLDERS OF SOTHEBY’S TO READ THE GROUP’S PROXY STATEMENT BECAUSE IT CONTAINS IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE GROUP’S PARTICIPANTS IN SUCH PROXY SOLICITATION. THE GROUP’S PROXY STATEMENT, AS FILED, AND ANY FURTHER AMENDMENTS, SUPPLEMENTS OR OTHER RELEVANT PROXY SOLICITATION DOCUMENTS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEBSITE AT HTTP://WWW.SEC.GOV.

APRIL 8, 2014 NYSE BID: 42.05 +1.59%

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VALUE SOTHEBY'S
A Better BID

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THIRD POINT

Home | Sotheby's Challenges | Benefits of Shareholder Representation | Our Nominees | Resources | Contact Us

HOME 〉 SOTHEBY'S CHALLENGES

Sotheby's Challenges

Despite management touting a "record year" in 2013, Sotheby's company health is not what the Company would lead you to believe.

Despite the Company's Claims of a "Record Year" in 2013...
Sotheby's
Net Revenue Is Down
Expenses Are Up
No Online Strategy
Margins Are Lower
Earnings Per Share In Sharp Decline
A Look At The Numbers
2007
2013
Art Value Sold
$6.1 BILLION
$6.3 BILLION
Revenue
$877 MILLION
$825 MILLION
Expenses
$582 MILLION
$597 MILLION
Earnings Per Share
$3.25
$1.88
The Solution:
The Shareholder Slate

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Third Point Letter to Sotheby's Shareholders

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A Better BID
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Home | Sotheby's Challenges | Benefits of Shareholder Representation | Our Nominees | Resources | Contact Us
HOME > BENEFITS OF SHAREHOLDER REPRESENTATION

Benefits of Shareholder Representation

The Value of Shareholders

Since announcing our investment in August, Third Point has called for changes at Sotheby's that the Company has consistently implemented. These actions have shown that the incumbent Board and management are reactive rather than visionary and that shareholders' voices are required in the Boardroom.

The Board itself tacitly admitted this, offering Third Point's CEO and Shareholder Slate nominee Daniel S. Loeb a seat in February. We believe they were right to recognize the value of shareholders.

The timeline below shows how direct lines can be drawn between Third Point's involvement and Sotheby's long overdue actions to improve the Company. Call it proof that the Shareholder Slate's perspective in the boardroom will benefit all stockholders:

August 2013:
Third Point has first meeting with management and suggests need to improve shareholder value.
September 11, 2013:
Sotheby's announces review of capital allocation and financial policies.
September 23, 2013:
Sotheby's announces new Chief Financial Officer.
THIRD POINT
Sotheby's
October 2, 2013:
Third Point sends public letter to CEO William Ruprecht highlighting poor expense discipline, failure to pursue growth opportunities aggressively and weak corporate governance.
November 11, 2013:
Sotheby's expands capital allocation review to include examination of strategy, business and cost structure.
December 16, 2013:
Sotheby's names newest tenured Board member Domenico De Sole as Lead Independent Director, replacing long-time Board member Steven Dodge.
January 29, 2014:
Sotheby's announces framework for ongoing shareholder dividends, a $300 million special dividend, small cost savings program and rearticulates commitment to evaluate London and New York real estate holdings.
THIRD POINT
Sotheby's
February 27, 2014:
Third Point criticizes lack of owner's perspective in the Boardroom, as well as long tenure of current Board, and nominates three new Directors.
February 27, 2014:
Sotheby's shares its conclusion that Dan Loeb would be an appropriate Board member and claims they offered him a seat on the Board.
March 13, 2014:
Sotheby's nominates two new Directors to replace two incumbent Board members.

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Third Point Letter to Sotheby's Shareholders

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***

Third Point’s Mission Statement as posted on www.ValuesSothebys.com:

Our Mission Statement

Why do we want to be elected to Sotheby’s Board?

We believe that there can be A Better BID. Sotheby’s is perfectly poised at the apex of global growth in art and luxury, with tremendous potential to seize share in a growing market. Our Shareholder Slate is focused on opportunities for value creation while Sotheby’s Board seems focused on the status quo, lacking expense discipline, innovation, and a vision for tomorrow’s customer.

Third Point’s nominees – Daniel S. Loeb, Harry J. Wilson, and Olivier Reza – possess expertise in corporate turnarounds, value creation at iconic companies, refocusing businesses around the customer experience, and art collecting and connoisseurship. Each of our nominees owns stock in the company and collectively, the slate represents 9.65% of shares outstanding. If elected, they will bring fresh perspectives the Board requires to compete more effectively and represent your interests.

On ValueSothebys.com, you’ll find our diagnosis of Sotheby’s challenges, plans for A Better BID, and biographical details explaining why our slate will best serve our fellow Shareholders. There is also critical information on how to vote for change at Sotheby’s at this year’s annual meeting.

Vote the Shareholder Slate for A Better BID.

•	Daniel S. Loeb

•	Harry J. Wilson

•	Olivier Reza

***

Instructions on how to vote the WHITE proxy card as provided on www.Value Sothebys.com:

How To Vote

How do I vote?

— Vote by Telephone – Please call the toll-free phone number listed on your WHITE proxy card from the U.S. or Canada and follow the simple instructions provided.

— Vote by Internet – Please access the website link on your WHITE proxy card and follow the simple instructions provided.

— Vote by Mail – If you do not have access to a touch-tone telephone or to the Internet or wish to vote by mail, please sign, date, and return the WHITE proxy card in the postage-paid envelope provided.

Voting Tip #1: If you hold your shares in more than one account, you may receive more than one WHITE proxy card. To ensure all your shares are represented at the meeting, it is important that you vote using each WHITE proxy card that you receive.

Voting Tip #2: Remember, please do NOT vote using any Green proxy card that you receive from Sotheby’s. This is important, because only your latest-dated vote counts. Therefore, if you vote using the Green proxy card (even if you vote “withhold” on certain Sotheby’s nominees), a Green proxy card will cancel any vote you previously executed using a WHITE proxy card. We seek your votes on the WHITE proxy card, FOR the Third Point nominees.

If you have any questions, would like to request additional copies of the proxy materials, or need help voting your shares, please contact Third Point’s proxy solicitor:

INNISFREE M&A INCORPORATED

Stockholders call toll-free: (888) 750-5834

Banks and brokers call collect: (212) 750-5833

***

General information regarding the Third Point nominees, Daniel S. Loeb, Harry J. Wilson and Olivier Reza, as provided on www.ValueSothebys.com:

Our Nominees

Why do we want to be elected to Sotheby’s Board?

We believe that there can be A Better BID. Sotheby’s is perfectly poised at the apex of global growth in art and luxury, with tremendous potential to seize share in a growing market. Our Shareholder Slate is focused on opportunities for value creation while Sotheby’s Board seems focused on the status quo, lacking expense discipline, innovation, and a vision for tomorrow’s customer.

Third Point’s nominees – Daniel S. Loeb, Harry J. Wilson, and Olivier Reza – possess expertise in corporate turnarounds, value creation at iconic companies, refocusing businesses around the customer experience, and art collecting and connoisseurship. Each of our nominees owns stock in the company and collectively, the slate represents 9.65% of shares outstanding. If elected, they will bring fresh perspectives the Board requires to compete more effectively and represent your interests.

On ValueSothebys.com, you’ll find our diagnosis of Sotheby’s challenges, plans for A Better BID, and biographical details explaining why our slate will best serve our fellow Shareholders. There is also critical information on how to vote for change at Sotheby’s at this year’s annual meeting.

Vote the Shareholder Slate for A Better BID.

•	Daniel S. Loeb

•	Harry J. Wilson

•	Olivier Reza

***

Biography of Daniel S. Loeb, as provided on www.ValueSothebys.com:

Daniel S. Loeb

Biography

Daniel S. Loeb

(Age: 52)

390 Park Avenue,

18th Floor

New York, NY 10022

Daniel S. Loeb is the Chief Executive Officer of Third Point LLC, a New York-based investment management firm he founded in 1995. Third Point employs an event-driven approach to investing in securities across the globe. Immediately before founding Third Point, Mr. Loeb was Vice President of high yield sales at Citigroup. From 1991 to 1993, he was Senior Vice President in the distressed debt department at Jefferies & Co. Mr. Loeb began his career as an Associate in private equity at E.M. Warburg Pincus & Co. in 1984.

From May 2012 until July 2013, Mr. Loeb was a member of the board of directors of Yahoo! Inc. He is a Trustee of the United States Olympic Foundation, Mount Sinai Hospital, the Manhattan Institute, and Prep for Prep. He is the Chairman of the Board of Success Academies Charter Schools. He is also a member of the Council on Foreign Relations and the American Enterprise Institute’s National Council. Mr. Loeb graduated with an A.B. in Economics from Columbia University in 1983.

Mr. Loeb, a leading collector of modern and contemporary art, has been recognized by ARTNews as one of the “200 Top Collectors” each year since 2005. Works from his family collection are frequently included in global museum retrospectives and shows. Mr. Loeb has assembled one of the most extensive collections of work by the artist Martin Kippenberger, many of which were featured in the 2009 exhibition “The Problem Perspective” at the Museum of Modern Art in New York. Mr. Loeb is a Trustee of the Museum of Contemporary Art, Los Angeles.

Over the course of his career, Mr. Loeb has developed an understanding of value creation and the methods by which companies can unlock value for stockholders. As Chief Executive Officer of one of the Company’s largest stockholders, if elected to the Company’s Board of Directors, Mr. Loeb would serve as a vocal advocate for owners of the Company.

***

Biography of Harry J. Wilson, as provided on www.ValueSothebys.com:

Harry J. Wilson

Biography

Harry J. Wilson

(Age: 42)

7 Renaissance Square,

3rd Floor

White Plains, NY 10601

Harry J. Wilson, the Founder and CEO of MAEVA Group, LLC, is a nationally-recognized expert in corporate restructurings, turnarounds and transformations, and in leading complicated businesses through corporate transitions, as an investor/owner, advisor or director.

In addition to MAEVA’s active role in transforming companies, Mr. Wilson frequently drives transformational change in his personal capacity as a member of the Board of Directors of companies undergoing major transitions. Currently, Mr. Wilson serves on the board of Visteon Corporation and recently completed service on the boards of Yahoo! and YRC Worldwide. He also served on the board of directors of several other companies earlier in his career. In each of his recent director roles, he was asked to join the board by one or more major investors who wanted his help improving the respective company. Upon joining the board, he worked closely and collaboratively with management and his fellow directors to dramatically change the operations of these businesses and substantially improve their prospects for success.

Before founding MAEVA, Mr. Wilson was a Senior Advisor to the US Treasury Department, serving as a senior member of the President’s Automotive Task Force with principal responsibility for the successful restructuring of General Motors. Mr. Wilson was a partner at Silver Point Capital, a prominent credit-oriented investment fund, before serving on the Automotive Task Force.

Additionally, Mr. Wilson is active in philanthropic and policy initiatives. He recently completed a Presidential Appointment to the Advisory Committee of the Pension Benefit Guaranty Corporation and serves on the board of two non-profit organizations: Youth, INC and The Hellenic Initiative.

Mr. Wilson has an A.B. in government, with honors, from Harvard College and an MBA from Harvard Business School.

***

Biography of Olivier Reza, as provided on www.ValueSothebys.com:

Olivier Reza

Biography

Olivier Reza

(Age: 40)

654 Madison Avenue,

Suite 1909

New York, NY 10065

Olivier Reza, through Myro Capital L.L.C., is, and has been since 2009, the Chairman of Reza Gem SAS, a private French company that is associated with Alexandre Reza’s jewelry business. Mr. Reza is the Founder and Managing Partner of Myro Capital, LLC which provides management and financial advisory services to family members and associated entities. The Reza jewelry collection is considered one of the most important collections of rare gems and jewelry in the world. Previously, Mr. Reza served as Managing Director in the Mergers and Acquisitions group at Lazard Freres & Co LLC in New York, where he spent ten years working on transactions in industries ranging from industrial to consumer, retail, distribution, metals and mining, oil and gas, pharmaceuticals, and manufacturing.

Over the course of his career, Mr. Reza has gained valuable finance and transactional experience and has had the opportunity to manage and lead an international jewelry company, developing expertise in cultivating relationships with luxury customers. Mr. Reza personally has been, and continues to be, a very active art collector.

***

The text of the disclaimer provided on www.ValueSothebys.com:

Disclaimer

Welcome to Third Point’s ValueSothebys.com Website

Terms of Use of this Website

The information on this website is for information purposes only, and it does not constitute an offer to purchase or sell any security or investment product, nor does it constitute professional advice. Any product or service mentioned on this website is not offered to any person or entity in any jurisdiction or country where the advertisement, offer, solicitation, provision or sale of such product or service is restricted or prohibited by law or regulation or where Third Point LLC, Mr. Harry J. Wilson and Mr. Olivier Reza and their respective affiliates and associates (collectively “the Group”) would be subject to any regulation or licensing requirement.

Forward-Looking Statements

This website may include forward-looking statements that reflect the Group’s current views with respect to future events. Statements that include the words “expect,” “intend,” “plan,” “believe,” “project,” “anticipate,” “will,” “may,” “would” and similar words are often used to identify forward-looking statements. All forward-looking statements address matters that involve risks and uncertainties, many of which are beyond the control of the parties making such statements. Accordingly, there are or will be important factors that could cause actual results to differ materially from those indicated in such statements and, therefore, you should not place undue reliance on any such statements. Any forward-looking statements made on this website are qualified in their entirety by these cautionary statements, and there can be no assurance that the actual results or developments anticipated by the Group will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, Sotheby’s or its business, operations or financial condition. Except to the extent required by applicable law, the Group undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

Intellectual Property

This website is protected by one or more copyrights, patents, database rights, trademarks, service marks and/or other intellectual property and proprietary rights that are owned by the Group and/or third parties. The intellectual property in and to all images and text on this website is owned by or licensed to the Group or one of its members unless otherwise noted. You may imprint, download or temporarily store extracts from this website for your personal information and use. You may discuss information that you learn from this website with your financial, legal or tax advisors, and others with whom you share investment decisions. You may not alter or otherwise make any changes to any material that you print or download from this website, including, without limitation, removing any identifying marks or legends from such material. You may not publish, broadcast, retransmit, commercially exploit, create any derivative works of or otherwise distribute to others all or any portion of this website. In particular, you may not copy or use a part of the website or link any other website to this website, without the prior written permission of the Group. You may not use the website for any purpose which is unlawful, abusive, libelous, obscene or threatening. You may not decompose, decompile, reverse engineer, disassemble or otherwise deconstruct all or any portion of this website.

All trademarks, service marks and logos used on this website are trademarks or service marks or registered trademarks or service marks of either the Group or its service providers and should not be copied or altered in any way.

Additional Information Regarding the Solicitation

On March 28, 2014, Third Point LLC (“Third Point”) and certain of its affiliates filed with the Securities and Exchange Commission (the “SEC”) and began distributing to Sotheby’s stockholders a definitive proxy statement (the “Proxy Statement”) in connection with Sotheby’s 2014 annual meeting of stockholders. THIRD POINT STRONGLY ADVISES ALL STOCKHOLDERS OF SOTHEBY’S TO READ THE GROUP’S PROXY STATEMENT BECAUSE IT CONTAINS IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE GROUP’S PARTICIPANTS IN SUCH PROXY SOLICITATION. THE GROUP’S PROXY STATEMENT, AS FILED, AND ANY FURTHER AMENDMENTS, SUPPLEMENTS OR OTHER RELEVANT PROXY SOLICITATION DOCUMENTS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEBSITE AT HTTP://WWW.SEC.GOV.

***

A press release by Third Point available on www.ValueSothebys.com and originally distributed on October 4, 2013:

FOR IMMEDIATE RELEASE

THIRD POINT ADDRESSES SOTHEBY’S (NYSE: BID) ADOPTION OF A POISON

PILL – A RELIC FROM THE 1980’s

NEW YORK, NEW YORK, OCTOBER 4, 2013 – Third Point is disappointed that Sotheby’s Board of Directors has trotted out the poison pill – a relic from the 1980’s – as its disproportionate response to the valid concerns expressed in our October 2nd letter. Rather than address our well-documented citations of mismanagement and initiate a constructive dialogue with its largest shareholder, the Board and the CEO have attempted to further entrench themselves.

Third Point’s involvement does not pose a threat to either the Company or our fellow shareholders, all of whom will benefit from our considerable efforts. It is clear that today, the Chief Executive Officer and his hand-picked directors have put their job security ahead of shareholders.

Given their personal interests and miniscule shareholdings of Sotheby’s, the Board’s actions – disenfranchising its owners who may wish to acquire a more significant stake – come as no surprise. We hope this will be the Ruprecht Board’s final snub to its shareholders. It would be unfortunate if they instead refuse to undertake a fresh start until one is imposed upon them during proxy season.

About Third Point LLC: Third Point LLC is an SEC-registered investment adviser headquartered in New York. Third Point is Sotheby’s largest shareholder with a 9.3% stake in the Company’s outstanding shares. Founded in 1995, Third Point follows an event-driven approach to investing globally. Third Point manages assets for Third Point Reinsurance Limited (NYSE: TPRE) and Third Point Offshore Investors Limited (LSE: TPOU LN), as well as its private funds.

Contact:

Third Point LLC

Elissa Doyle, Managing Director

212.715.4907 or edoyle@thirdpoint.com

***

A high-resolution version of the timeline available on www.ValueSothebys.com:

***

A high-resolution version of the infographic available on www.ValueSothebys.com: